Eleven Biotherapeutics Reports First Quarter 2016 Financial Results
Cambridge, MA - May 5, 2016 - Eleven Biotherapeutics, Inc. (NASDAQ: EBIO), a biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today reported financial results for the first quarter ended March 31, 2016 and provided a review of recent business highlights.
“We remain on target to make our planned submission of an investigational new drug application for EBI-031 for the treatment of diabetic macular edema this quarter,” said Abbie Celniker, Ph.D., President and Chief Executive Officer of Eleven Biotherapeutics. “In addition, we were pleased to have several opportunities to showcase our data at this week’s ARVO Annual Meeting. We also continue to evaluate strategic alternatives, as previously communicated, with a goal to maximize shareholder value.”
Recent Business Highlights:

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Presenting one oral presentation on EBI-031 today and presented three posters on isunakinra at the Association for Research in Vision and Ophthalmology (ARVO) 2016 Annual Meeting taking place May 1-5, 2016 in Seattle.

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The EBI-031 presentation will discuss the findings from a non-human primate study, including intravitreal half-life of 5 days, systemic half-life of 0.85 days, immune response, in vitro potency, and the appropriate species to use in IND-enabling, non-human primate toxicology studies.

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Isunakinra posters showed results in an environmental study in patients with moderate to severe allergic conjunctivitis as well as efficacy and safety data from a study with patients with moderate to severe dry eye disease. Top-line results from these two Phase 3 clinical trials had been previously reported in January 2016 and May 2015, respectively. A post-hoc analysis identified a subset of subjects known to be high interleukin-1 (IL-1) producers identified by genotyping that showed an increased response to treatment with isunakinra compared with vehicle in both allergic conjunctivitis and dry eye disease. Interleukin-1 is a cytokine known to play a central role in the regulation of immune and inflammatory responses. As previously reported, Eleven does not plan to pursue further development in isunakinra.

First Quarter 2016 Financial Results:

•	Revenue: Revenue was $0.2 million for the three months ended March 31, 2016, compared to $0.2 million for the same period in 2015.

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R&D Expenses: Research and development expenses were $4.6 million for the three months ended March 31, 2016, compared to $5.2 million for the same period in 2015. This decrease was primarily due to lower isunakinra related development expenses partially offset by higher EBI-031 related development expenses.

•	G&A Expenses: General and administrative expenses were $2.1 million for the three months ended March 31, 2016, compared to $2.6 million for the same period in 2015.

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Net Loss: Net loss applicable to common stockholders was $7.6 million, or $0.39 per share, for the three months ended March 31, 2016, compared to net loss applicable to common stockholders of $6.5 million, or $0.36 per share, for the same period in 2015. Net loss applicable for the three months ended March 31, 2016 includes $0.9 million associated with the extinguishment of debt.

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Cash and Cash Equivalents: Cash and cash equivalents were $13.4 million as of March 31, 2016. On March 1, 2016, we prepaid all outstanding amounts owed to Silicon Valley Bank with existing cash on hand and terminated our loan agreement. We believe that our current cash and cash equivalents will be sufficient to fund our operating expenses into the fourth quarter of 2016.

About EBI-031
Eleven Biotherapeutics' most advanced preclinical product candidate is EBI-031 for treatment of diabetic macular edema, or DME, and uveitis. EBI-031 was designed and engineered for intravitreal delivery using Eleven’s AMP-Rx platform. EBI-031 is a potent blocker of both free IL-6 and IL-6 complexed to the soluble IL-6 receptor (IL-6R) and has demonstrated a longer vitreal retention time in preclinical models than antibodies and antibody like molecules approved for intravitreal injection. Eleven is undertaking the necessary manufacturing development work and nonclinical safety studies to support the submission of an investigational new drug application, or IND, to the FDA in the first half of 2016 for the purpose of conducting clinical trials of EBI-031 in DME and uveitis.
About Eleven Biotherapeutics
Eleven Biotherapeutics, Inc. is a preclinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. Eleven’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects. For more information please refer to the Company's website www.elevenbio.com.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company's product candidates, including expectations regarding timing of regulatory submissions and initiation of clinical trials, regulatory requirements for initiation of clinical trials and registration of product candidates, the review of its strategic alternatives and the outcome of such review, the sufficiency of its cash resources and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
Contact:
Leah Monteiro
Eleven Biotherapeutics
Leah.Monteiro@elevenbio.com
617-714-0619

ELEVEN BIOTHERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Total revenue	$229	$244
Operating expenses:
Research and development	4,632	5,238
General and administrative	2,147	2,603
Total operating expenses	6,779	7,841
Loss from operations	(6,550)	(7,597)
Other (expense) income, net	(1,024)	1,073
Net loss	$(7,574)	$(6,524)
Net loss per share applicable to common stockholders—basic and diluted	$(0.39)	$(0.36)
Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	19,639	17,971

ELEVEN BIOTHRAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$13,419	$36,079
Prepaid expenses and other current assets	387	232
Total current assets	13,806	36,311
Property and equipment, net	353	407
Restricted cash	174	94
Other assets	—	13
Total assets	$14,333	$36,825

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,588	$1,246
Accrued expenses	491	1,794
Notes payable, current portion	—	4,134
Deferred revenue	203	406
Total current liabilities	2,282	7,580
Other liabilities	81	423
Notes payable, net of current portion	—	9,763
Warrant liability	—	115

Stockholders' equity:
Common stock	20	20
Additional paid-in capital	144,726	144,126
Accumulated deficit	(132,776)	(125,202)
Total stockholders' equity	11,970	18,944
Total liabilities and stockholders' equity	$14,333	$36,825